Exhibit 10.1

SECOND AMENDMENT
TO THE
ANALOG DEVICES, INC. AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
(EFFECTIVE AS OF JANUARY 1, 2009)
WHEREAS, Analog Devices, Inc. (“Analog”) maintains the Analog Devices, Inc. Amended and Restated Deferred Compensation Plan (effective as of January 1, 2009) (the “Plan”);
WHEREAS, pursuant to Section 9.1 of the Plan, Analog reserves the right by action to amend the Plan upon the terms and conditions therein respectively set forth; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has been charged with responsibility for amending the Plan; and
WHEREAS, the Committee has determined that it is in the best interest of Analog and Plan participants to amend the Plan to clarify a definition and to administratively synchronize the matching contribution provisions of the Plan with the Company’s Investment Partnership Plan (the “Savings Plan”).
NOW, THEREFORE, the Plan is amended by this Second Amendment, effective as of the dates set forth herein, as follows (unless otherwise defined, capitalized terms appearing herein are as set forth in the respective instrument):
1.Effective as of June 16, 2015, the Plan is amended by deleting Section 2.19 in its entirety and replacing it with the following:
“‘Eligible Employee’ means (i) a highly compensated or management employee of the Company or a Selected Affiliate who is designated in accordance with Section 3.1 as eligible to participate in the Plan, or (ii) any non-employee member of the Board serving from time to time.”
2.Effective as of June 16, 2015, the Plan is amended by deleting Section 2.30 in its entirety and replacing it with the following:
“‘Selected Affiliate’ means an entity which is designated by the Committee, the Board or by both the Company’s Chief Executive Officer and Vice President of Human Resources and is (1) an entity in an unbroken chain of companies beginning with the Company if each of the companies other than the last company in the chain owns or controls, directly or indirectly, stock possessing not less than 50 percent of the total combined voting power of all classes of stock in one of the other companies, or (2) a partnership or joint venture in which one or more of such companies is a partner or venturer, each of which shall be selected by the Committee.”
3.Effective as of June 16, 2015, the Plan is amended by deleting Section 2.28 in its entirety and replacing it with the following:
“‘Retirement’ means the voluntary separation from service of a Participant who has reached age 62 and completed (i) 10 years of vesting service under the Company’s TIP as an employee, or, (ii) 10 years of service from the date of initial election as a non-employee member of the Board; notwithstanding the foregoing, a ‘Retirement’ shall be deemed to have occurred for purposes of this Plan only when the Participant elects to Separate from Service voluntarily and of his or her own volition and not as part of any Company-initiated reduction in force (whether voluntary or involuntary), termination by the Company or any other circumstance in which the Committee or the Company’s Chief Executive Officer and Vice President of Human Resources determines that the election is not voluntarily initiated by the Participant.”
4.Effective as of the effective date of the amendment to eliminate the one-year service requirement for Employer Contributions set forth at Section 2.1 of the Savings Plan (and any other relevant section of such Savings Plan), Section 4.2 is deleted in its entirety and replaced with the following:
“The amount of Compensation subject to a Deferral Election under Section 4.1 shall be credited by the Employer to the Participant’s Deferral Account periodically, the frequency of which will be determined in accordance with the Administrative Procedures. To the extent that the Employer is required to withhold any taxes or other amounts from a Participant’s deferred Compensation pursuant to any state, federal or local law, such amounts shall be withheld first from that portion of the Participant’s Compensation which is not credited to the Deferral Account or any other amounts paid to the Participant to the extent feasible.
For each deferral of Compensation, the Company shall credit the Company Contribution Account of each Participant, other than a non-employee Director, with an amount equal to (a) 8% of the amount of Compensation deferred or (b) if the Participant has elected to defer 100% of his or her Base Salary, 8% of such Base Salary. For purposes of this paragraph, Compensation shall exclude deferrals of a Participant’s Annual or Other Bonus or fees of non-employee directors but include Base Salary and Commissions.”
5.Effective as of June 16, 2015, the Plan is amended by deleting Section 3.1 in its entirety and replacing it with the following:
“Eligibility to participate in the Plan is limited to Eligible Employees. Eligible Employees shall be identified in accordance with the Administrative Procedures.”
6.Effective as of June 16, 2015, the Plan is amended by deleting Section 8.1 in its entirety and replacing it with the following:
“The Compensation Committee of the Board (or such other committee comprised of at least three (3) non-Participant members, as the Board may determine) shall be the Committee that administers this Plan. The Committee shall be comprised of members of the Board who are not Participants in the Plan. If a member of the Compensation Committee is a Participant, then that Participant shall not participate in decision-making matters related to the Plan; provided that, if at any time there are not at least three (3) non-Participant members of the Compensation Committee, the Board shall select from the Board members a sufficient number of non-Participants to serve on the Committee to ensure that the Committee is comprised of at least three (3) non-Participant members. The Committee shall have complete discretion to (i) supervise the administration and operation of the Plan, (ii) adopt rules and procedures governing the Plan from time to time, (iii) interpret the Plan terms and determine all questions of fact arising with respect to the Plan terms and any Participant or Beneficiary and (iv) adopt and amend, from time to time, the Administrative Procedures.”

Except as otherwise expressly amended herein, the Plan is ratified and confirmed and shall continue in full force and effect.

IN WITNESS WHEREOF, the Committee by an appropriate vote in accordance with the Plan’s Administrative Procedures has caused this Amendment to be executed this 16th day of June, 2015. The signature of the Chairman of the Committee below shall be evidence of such vote.
ANALOG DEVICES, INC.

By: /s/ Neil S. Novich
Neil S. Novich, Chairman, Compensation Committee of the Board of Directors